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As filed with the Securities and Exchange Commission on December 11, 2003

Registration No.             -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PHYSIOMETRIX, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0248588 (I.R.S. Employer Identification Number)

5 Billerica Park
North Billerica, MA 01862
(978) 670-2422
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

JOHN WILLIAMS
President and Chief Executive Officer
Physiometrix, Inc.
5 Billerica Park
North Billerica, MA 01862
(978) 670-2422
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
CHRIS MITCHELL
GITANJALI MOHINDRA
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300
Fax: (650) 493-6811

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.001 par value	9,914,975	$2.25	$22,308,693.75	$1,804.77

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of our common stock on December 8, 2003 as reported on the Nasdaq SmallCap Market.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

Subject to Completion, dated December 11, 2003

PROSPECTUS

9,914,975 Shares

PHYSIOMETRIX, INC.

Common Stock

        This prospectus relates to the public offering by some of our current stockholders, which is not being underwritten, of 9,914,975 shares of our common stock. The selling shareholders purchased these shares offered under this prospectus in a private placement in December 2003.

        The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares. See "Plan of Distribution" beginning on page 15.

        Our common stock is listed on the Nasdaq SmallCap Market under the symbol "PHYX." On December 8, 2003, the closing price for our common stock on the Nasdaq SmallCap Market was $2.20 per share.

        Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 11, 2003

        No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Physiometrix, Inc. (referred to in this prospectus as "Physiometrix," the "Company," the "Registrant," "we" and "our"), any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

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PHYSIOMETRIX, INC.

        Physiometrix designs, develops, manufactures and markets noninvasive, advanced medical products incorporating proprietary materials, electronics technology and software for use in neurological monitoring applications during surgical and diagnostic procedures. We sell our products for use in hospitals, clinics and physicians' offices domestically and internationally. Our current principal product focus is our Patient State Analyzer ("PSA 4000"), an innovative system for monitoring brain activity during anesthesia.

        Our initial products, which were commercially introduced in 1994, are our e-Net headpiece and disposable HydroDot biosensors, which are based upon our proprietary HydroGel technology, and its custom electronics. These products are packaged as the HydroDot NeuroMonitoring System, which was developed and is sold for brain monitoring applications, such as clinical electroencephalograph ("EEG"), procedures. The system is marketed and sold as a safer, lower cost alternative to current EEG data collection technology. The system connects and interfaces to the standard input on all conventional EEG instruments currently in use worldwide, yet offers reduced patient setup time, more reliable data readings, and enhanced patient comfort and safety.

        The PSA 4000 provides a simplified, user-friendly analysis of patient brain activity during surgical procedures involving general anesthesia. Currently, such monitoring conducted by EEG instruments, is used only in a small percentage of all such procedures on a worldwide basis. Traditional EEG devices require a neurologist to interpret their data output. As a result, anesthesiologists are reluctant to use EEG monitoring during other surgical procedures, despite the potential benefits offered by such brain monitoring, such as improved patient safety, shorter patient recovery times, and lower overall costs per procedure.

        We have shown in clinical studies that monitoring patients' brain activity during surgery with the PSA 4000 will improve patient safety and lower costs per surgical procedure by better controlling the amount of anesthesia administered during surgeries. This will reduce the amount of postoperative recovery time required, and eliminate the requirement of a neurologist or specialized technologist to interpret EEG results during surgery. We believe that these benefits create the opportunity for the PSA 4000 to become the standard of care during surgical interventions using general anesthesia. The product received initial 510(k) clearance from the Food and Drug Administration ("FDA") in June 2000. We market the PSA 4000 in the United States and Canada through Baxter Healthcare Corporation ("Baxter").

        In October 2002, we received 510(k) clearance from the FDA for the PSArray2, a new frontal-only disposable array sensor for use with the PSA 4000 system, and are currently shipping this new product to Baxter, our exclusive distributor in the U.S. and Canada. This new frontal array headpiece is designed to be easier to affix to the head during surgical procedures than our previous headpiece. We believe, based on our market research and feedback, that the availability of this new frontal headpiece will enhance the attractiveness of the PSA 4000.

        The table below summarizes the products currently offered by us, the markets served by these products and their present development and/or commercialization status:

Product	Description	Development/Commercialization Status
Patient State Analyzer	Intraoperative EEG monitoring system	Commercial sales
PSArray2 — Frontal array for use with Patient State Analyzer	Easier to use headpiece for use with Patient State Analyzer	Commercial sales
HydroDot NeuroMonitoring System
e-Net	EEG headpiece	Commercial sales
Small e-Net	EEG headpiece for children	Commercial sales
OR e-Net	EEG headpiece for operating room Applications	Commercial sales
HydroDot biosensors	Disposable biosensors for use with e-Nets	Commercial sales
HydroSpot biosensors	Disposable biosensors attached to lead wires	Commercial sales

        Physiometrix was incorporated in Delaware in 1996. Our headquarters location and mailing address is Five Billerica Park, 101, Billerica Ave., N. Billerica, Massachusetts 01862, and the telephone number at that location is (978) 670-2422. Our Common Stock trades on the Nasdaq SmallCap Market under the symbol "PHYX." Our website is located at http://www.physiometrix.com. Our website, and the information contained therein, is not part of this prospectus. We make our periodic and current reports that are filed with the Securities and Exchange Commission ("SEC"), including reports on Form 10-K, Form 10-Q and Form 8-K, available, free of charge, on our website as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. We believe that the risks and uncertainties described below are the principal material risks facing us as of the date of this prospectus. In the future, we may become subject to additional risks that are not currently known to us. If any of the following risks actually occur, our business, financial condition and operating results could be seriously harmed. As a result, the trading price of our common stock could decline, and you could lose all or part of the value of your investment.

We will need additional funds, and such funds may not be available on commercially reasonable terms when we need them.

        We plan to continue to expend substantial funds for obtaining regulatory approvals, continuing sales and marketing activities and research and development. We may be required to expend greater than anticipated funds if unforeseen difficulties arise in the course of obtaining necessary regulatory approvals or in other aspects of our business, which will affect our future liquidity and capital requirements. There can be no assurance, however, that sufficient revenues to meet these expenses will be achieved. As a result, the report of our independent auditors on our financial statements for the year ended December 31, 2002 contained an explanatory paragraph which described conditions that raised substantial doubt about our ability to continue as a going concern.

        We completed a private placement in December 2003, through which we raised net proceeds of approximately $7.6 million. We expect that the proceeds from this private placement will allow us to have funds to conduct planned operations until at least the first quarter of 2005. Under the terms of the financing documents executed in connection with the private placement, in the event a registration statement covering the shares sold is not declared effective within 90 days following the closing, then in some circumstances we may be required to pay liquidated damages to the selling stockholders equal to one percent (1%) per month (for each thirty (30) day period that the registration statement has not been declared effective) of the total purchase price of the shares purchased in the private placement, payable at our election, in cash or in shares of our common stock.

        We may seek to raise capital through equity and/or debt issuance when such capital is available to us. There is no assurance, however, that we will be able to raise additional capital on acceptable terms. Future equity financings may result in dilution to the holders of our common stock. Future debt financings may require us to pledge assets and to comply with financial and operational covenants.

We are dependent upon the PSA 4000, and if we are unable to introduce and successfully commercialize this product, our business will be seriously harmed.

        Our business is completely dependent upon the PSA 4000. If we are unable to achieve widespread market acceptance for the PSA 4000, we will not be able to sustain or grow our business. In this event, our business and operating results would be seriously harmed and our stock price would likely decline.

        During 2001, we began development of the PSArray2, which is a new frontal-only disposable array sensor that attaches to and is used with our PSA 4000 consciousness-monitoring system. The PSArray2 was developed in an effort to improve market acceptance of the PSA 4000. We submitted our FDA 510(k) application for the commercial clearance of the PSArray2 on February 28, 2002 and received FDA 510(k) clearance for the PSArray2 on October 7, 2002. The introduction and successful commercialization of this product is critical to our future success. We commercially introduced this product in October 2002 at the annual American Society of Anesthesiologists meeting and began shipments of this product to Baxter, our sole distributor, during the fourth quarter of 2002. Initial commercialization efforts for this product have only recently begun, and we are not currently able to predict as to when or whether this product will achieve commercial acceptance. We are significantly dependent on Baxter for our future sales, including sale of our inventories. We have not provided any additional inventory valuation reserves based upon Baxter's current intention to purchase such inventories, although Baxter is not under any obligation to do so.

We will not be able to achieve revenue growth or profitability if hospitals and anesthesia service providers do not buy and use the PSA 4000 in sufficient quantities.

        Our revenue growth and prospects will depend on customer acceptance and usage of the PSA 4000. Customers may determine that the cost of the PSA 4000 exceeds cost savings in drugs, personnel and post-anesthesia care recovery resulting from use of the PSA 4000. In addition, hospitals and anesthesia providers may not accept the PSA 4000 as an accurate means of assessing a patient's level of consciousness during surgery if patients regain consciousness during surgery while being monitored with the PSA 4000, or if the PSA 4000 is determined not to be a clinically reliable measuring system for other reasons. If hospitals and anesthesia providers do not accept the PSA 4000 as cost-effective, accurate or reliable, they will not buy and use the PSA 4000 in sufficient quantities to enable us to be profitable. In this event, our business, operating results and long-term prospects would be seriously harmed. Our stock price would also likely decline.

        Since the second quarter of 2001, we experienced a sharp downturn in orders and in end-user demand for the PSA 4000. We believe that this downturn is due in part to economic conditions generally and in the healthcare sector in particular. In addition, marketing programs instituted by one of our competitors have adversely affected our ability to sell PSA 4000 products. More specifically, however, as a result of market feedback, we concluded that we needed to introduce a simpler headpiece for use with the PSA 4000. Therefore, the PSArray2 was developed, and we received FDA 510(k) clearance for the PSArray2 on October 7, 2002. Even with FDA clearance for this headpiece, we cannot assure that introduction of the PSArray2 will improve market acceptance of the PSA 4000 or our results of operations. At this point, we are currently unable to accurately predict future demand for the PSA 4000, and we cannot assure you that the current economic environment and current product market environment will not continue. If Baxter does not purchase our inventory, we will need to record inventory reserves which would result in charges to operating results which could be material.

We expect to continue to incur losses in the future, and we cannot assure you that we will ever become profitable.

        We have incurred net losses in each year since inception. We expect to continue to incur substantial research and development, sales and marketing and general and administrative expenses in future periods. We will spend these amounts before we receive any incremental revenue from these efforts. Therefore, our losses will be greater than the losses we would incur if we developed our business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate, which would further increase our losses. Failure to become and remain profitable may depress the market price of our common stock and our ability to raise capital and continue our operations.

We have a limited operating history that you may use to assess our prospects, and we have no operating experience or history related to the PSA 4000, our current principal product.

        We have a limited history of operations. Since our inception in January 1990, we have been primarily engaged in research and development of neurophysiological monitoring products. To date, we have sold only a relatively small number of units of our HydroDot NeuroMonitoring System and these sales have generated only limited revenues. Furthermore, these products are not central to our core business, which relates to the development and commercialization of the PSA 4000. We have had limited revenues from commercial sales of the PSA 4000. Accordingly, our historical results of operations may be of limited utility in evaluating our future prospects. In addition, we do not have experience in manufacturing, marketing or selling our products in quantities necessary for achieving profitability. Whether we can successfully manage the transition to a larger scale commercial enterprise will depend upon the successful development of our manufacturing capability, the development of our marketing and distribution network, obtaining U.S. FDA and foreign regulatory approvals for future products and other potential products and strengthening our financial and management systems, procedures and controls. With respect to our PSA 4000, we will need to develop, in collaboration with third parties, a sales and marketing effort targeted towards anesthesiologists, rather than neurologists to whom we have previously marketed our products. Accordingly, due to the significant change in our business associated with the PSA 4000, our historical financial information is of limited utility in evaluating our future prospects, and we cannot assure that we will be able to achieve or sustain revenue growth or profitability.

We face intense competition and may not be able to compete effectively, which could harm the market for our products and our operating results.

        We expect to face substantial competition from larger medical device companies that have greater financial, technical, marketing and other resources than we do. As our resources in these areas are extremely limited, any current or potential competitor of ours is likely to have greater resources in these areas. In particular, Aspect Medical markets an anesthesia monitoring system that competes with the PSA 4000. Aspect has received FDA clearance for this system and is marketing it in the U.S. and internationally. We may not be able to compete effectively with Aspect or other potential competitors. Other companies may develop anesthesia-monitoring systems that perform better than the PSA 4000 and/or sell for less. Competition in the sale of anesthesia-monitoring systems could result in the inability of the PSA 4000 to achieve market acceptance, price reductions, fewer orders, reduced gross margins and inability to establish or erosion of market share. Any of these events would harm our business and operating results and cause our stock price to decline.

We may not be able to keep up with new products or alternative techniques developed by competitors, which could impair our future growth and our ability to compete.

        The medical industry in which we market our products is characterized by rapid product development and technological advances. Our current or planned products are at risk of obsolescence from:

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  new monitoring products, based on new or improved technologies,

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  new products or technologies used on patients or in the operating room during surgery in lieu of monitoring devices,

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  electrical or mechanical interference from new or existing products or technologies,

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  alternative techniques for evaluating the effects of anesthesia,

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  significant changes in the methods of delivering anesthesia, and

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  the development of new anesthetic agents.

        We may not be able to improve our products or develop new products or technologies quickly enough to maintain a competitive position in our markets and continue to grow our business.

If we do not successfully develop and introduce new or enhanced products, we could lose revenue opportunities and customers.

        As the market for anesthesia monitoring equipment matures, we need to develop and introduce new products for anesthesia monitoring or other applications. In particular, we are developing versions of the PSA 4000 for use in areas outside the traditional hospital operating room setting and the success of these efforts and acceptance of our products and technology in these additional settings will be critical to our future success. We face at least the following risks:

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  we may not successfully adapt the PSA 4000 to function properly in the intensive care unit, for procedural sedation, when used with anesthetics we have not tested or with patient populations we have not studied, such as infants and young children, and

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  our technology is complex, and we may not be able to develop it further for applications outside anesthesia monitoring.

        If we do not successfully adapt the PSA 4000 for new products and applications both within and outside the field of anesthesia monitoring, then we could lose revenue opportunities and customers. In this event, our business and results of operations would be harmed.

We have experienced significant operating losses to date, and our future operating results could fluctuate significantly.

        We have experienced significant operating losses since inception and, as of September 30, 2003 had an accumulated deficit of approximately $55.2 million. The development and commercialization of the PSA 4000 and other new products, if any, will require substantial development, clinical, regulatory and other expenditures. We expect our operating losses to continue for at least the next two years as we continue to expend substantial resources to maintain marketing and sales activities, scale up manufacturing capabilities, continue research and development and support regulatory and reimbursement approvals. Results of operations may fluctuate significantly from quarter to quarter and will depend upon numerous factors, including actions relating to regulatory and reimbursement matters, and market acceptance of the PSA 4000. In addition, competition, availability of third party reimbursement and other factors may affect our future results of operations.

Our reliance on sole and limited source suppliers could harm our ability to meet customer requirements in a timely manner or within budget.

        Some of the components that are necessary for the assembly of our PSA 4000 are currently provided to us by separate sole suppliers or a limited group of suppliers. We purchase components through purchase orders rather than long-term supply agreements and generally do not maintain large volumes of inventory. We have experienced shortages and delays in obtaining some of the components of our PSA 4000 in the past, and we may experience similar delays or shortages in the future. The disruption or termination of the supply of components could cause a significant increase in the costs of these components, which could affect our profitability. A disruption or termination in the supply of components could also result in our inability to meet demand for our products, which could lead to customer dissatisfaction and damage our reputation. Furthermore, if we are required to change the manufacturer of a key component of the PSA 4000, we may be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could delay our ability to manufacture the PSA 4000 in a timely manner or within budget.

Our business depends on our intellectual property rights, and measures we take to protect those rights may not be sufficient.

        The success of our business depends, in part, on our ability to obtain patents and maintain adequate protection of our intellectual property for our technologies and products in the U.S. and other countries. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S., and many companies have encountered significant problems in protecting their proprietary rights in these foreign countries. These problems can be caused by, for example, a lack of rules and processes allowing for a meaningful defense of intellectual property rights. If we do not adequately protect our intellectual property, competitors may be able to practice our technologies and erode our competitive advantage, and our business and operating results could be harmed.

        The patent positions of technology companies, including our patent positions, are often uncertain and involve complex legal and factual questions. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We apply for patents covering our technologies and products as we deem appropriate. However, we may not obtain patents on all inventions for which we seek patents, and any patents we obtain may be challenged and may be narrowed in scope or extinguished as a result of such challenges. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Others may independently develop similar or alternative technologies or design around our patented technologies or products. These companies would then be able to offer research services and develop, manufacture and sell products, which compete directly with our research services and products. In that case, our revenues and operating results would decline.

        In addition to patents, we rely on trade secrets and proprietary know how, which we seek to protect, in part, through appropriate confidentiality and proprietary information agreements. These agreements generally provide that all confidential information developed or made known to the individual by us during the course of the individual's relationship with us, is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements generally provide that all inventions conceived by the individual in the course of rendering services to us are our exclusive property. However, some of our agreements with consultants, who typically are employed on a full time basis by academic institutions or hospitals, do not contain assignment of invention provisions. We cannot assure you that proprietary information or confidentiality agreements with employees, consultants and others will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors. Disclosure or misuse of our confidential information would harm our competitive position and could cause our revenues and operating results to decline.

We could become involved in litigation relating to intellectual property rights, and any such litigation, even if resolved favorably to us, will result in significant cost and diversion of management's time and effort.

        The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. We cannot assure you that we will not in the future become subject to patent infringement claims and litigation or interference proceedings declared by the United States Patent and Trademark Office ("US PTO") to determine the priority of inventions. The defense and prosecution of intellectual property suits, US PTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued to us, to protect trade secrets or know how owned by us or to determine the enforceability, scope and validity of the proprietary rights of others.

        Any litigation or interference proceedings will result in substantial expense to us and significant diversion of effort by our technical and management personnel. An adverse determination in litigation or interference proceedings to which we may become a party could subject us to significant liabilities to third parties or require us to seek licenses from third parties. Costs associated with licensing or similar arrangements that may be involved in statement of intellectual property disputes, including patent disputes, may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to us on satisfactory terms if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing, marketing and selling our products, which would seriously harm our business and operating results and would likely cause our stock price to decline.

Our business entails the risk of product liability claims, and these claims could harm our financial condition and our ability to maintain insurance coverage.

        The manufacture and sale of our products expose us to product liability claims and product recalls, including those which may arise from misuse or malfunction of, or design flaws in, our products or use of our products with components or systems not manufactured or sold by us. Product liability claims or product recalls, regardless of their ultimate outcome, could require us to spend significant time and money in litigation or to pay significant damages. We currently maintain insurance; however, it might not cover the costs of any product liability claims made against us. Furthermore, we may not be able to obtain insurance in the future at satisfactory rates or in adequate amounts.

If we do not attract and retain skilled personnel, we will not be able to expand our business.

        Our products are based on complex technology. Accordingly, we require skilled personnel to develop, manufacture, sell and support our products. In addition, as we move to continue commercialization of our products, we may require additional personnel skilled in the sales and marketing of medical device products. Our future success will depend largely on our ability to continue to hire, train, retain and motivate additional skilled personnel, particularly sales representatives and clinical specialists, who are responsible for customer education and training and post-installation customer support. We continue to experience difficulty in recruiting and retaining skilled personnel because the pool of experienced persons is small and we compete for personnel with other companies, many of which have greater resources than we do. Consequently, if we are not able to attract and retain skilled personnel, we will not be able to expand our business.

Failure of users of the PSA 4000 to obtain adequate reimbursement from third party payers could limit market acceptance of the system, which could prevent us from growing our business.

        Anesthesia providers are generally not reimbursed separately for patient monitoring activities, including any such activities that would involve use of the PSA 4000. Accordingly, potential users of the PSA 4000 may have to justify its use based on the clinical and cost benefits they believe use of the system provides. For hospitals and outpatient surgical centers, when reimbursement is based on charges or costs, patient monitoring with the PSA 4000 may reduce reimbursements for surgical procedures, because charges or costs may decline as a result of monitoring with the PSA 4000. Failure by hospitals and other users of the PSA 4000 to obtain adequate reimbursement from third-party payers, or any reduction in the reimbursement by third-party payers to hospitals and other users as a result of using the PSA 4000 could limit market acceptance of the PSA 4000, which could prevent us from growing our revenues and our business.

Our stock price may fluctuate, which may cause your investment in our stock to suffer a decline in value.

        The market price of our common stock has fluctuated significantly in the past and may fluctuate significantly in the future in response to factors which are beyond our control. In addition, the stock market in general has recently experienced extreme price and volume fluctuations. In particular, the market prices of securities of technology and medical device companies have been extremely volatile, and have experienced fluctuations that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could result in extreme fluctuations in the price of our common stock, which could cause a decline in the value of your shares.

We may incur significant costs from securities class litigation due to our stock price volatility.

        Our stock price may fluctuate for many reasons, including timing of regulatory actions relating to the PSA 4000, variations in our quarterly operating results and changes in market valuations of medical device companies. Recently, when the market price of a stock has been volatile as our stock price may be, holders of that stock have occasionally instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

Our investments could lose market value and consequently harm our ability to fund continuing operations.

        The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, we maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including government and corporate obligations and money market funds. These securities are generally classified as available for sale and consequently are recorded on the balance sheet at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive income (loss). The market values of these investments may fluctuate due to market conditions and other conditions over which we have no control. Fluctuations in the market price and valuations of these securities may require us to record losses due to an impairment in the value of the securities underlying our investment. This could result in future charges on our earnings. All securities are held in U.S. currency.

        Investments in both fixed rate and floating rate interest earning instruments carry varying degrees of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates. In general, securities with longer maturities are subject to greater interest rate risk than those with shorter maturities. While floating rate securities generally are subject to less interest rate risk than fixed rate securities, floating rate securities may produce less income than expected if interest rates decrease. Due in part to these factors, our investment income may fall short of expectations or we may suffer losses in principal if securities are sold that have declined in market value due to changes in interest rates.

Anti-takeover provisions in our charter documents and under Delaware law could prevent or delay transactions that stockholders may favor.

        Provisions of our restated certificate of incorporation and amended and restated by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions include:

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  authorizing the issuance of "blank check" preferred stock without any need for action by stockholders,

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  requiring supermajority stockholder voting to effect certain amendments to our restated certificate of incorporation and amended and restated by-laws,

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  eliminating the ability of stockholders to call special meetings of stockholders,

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  prohibiting stockholder action by written consent, and

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  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipate," "believe," "expect," "intend," "may" and "will," or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results, performance or achievements could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors," as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements that appear in these disclosures, investors should carefully review the factors set forth in this prospectus under "Risk Factors."

USE OF PROCEEDS

        Physiometrix will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution."

SELLING STOCKHOLDERS

        The following table sets forth as of December 8, 2003, the name of each of the selling stockholders, the number of shares of common stock that each selling stockholder owns, the number of shares of common stock owned by each selling stockholder that may be offered for sale from time to time by this prospectus, and the number of shares of common stock to be held by each selling stockholder assuming the sale of all the common stock offered hereby.

        Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners and members, who may sell shares pursuant to this prospectus. Each selling stockholder may also transfer shares owned by him by gift, and upon any such transfer the donee would have the same right of sale as the selling stockholder. None of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

        We are registering 9,914,975 shares of common stock, par value of $0.001 per share, on behalf of the selling stockholders. These shares were acquired in a private placement in December 2003, and upon exercise of warrants issued in connection therewith, and were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof. The purchase agreement used in connection with the private placement provides that no later than 30 days following the closing, we will file a registration statement on Form S-3 to enable the resale of the shares purchased by the selling stockholders in the private placement and shares issued upon exercise of the warrants issued in such private placement, and that we will use all commercially reasonable efforts to cause the registration statement to be declared effective as promptly as possible after filing. In the event the registration statement is not declared effective within 90 days following the closing, then in some circumstances we may be required to pay liquidated damages to the selling stockholders equal to one percent (1%) per month (for each thirty (30) day period that the registration statement has not been declared effective) of the total purchase price of the shares purchased in the private placement, payable at our election, in cash or in shares of our common stock. Physiometrix will receive no proceeds from this offering.

	Shares Beneficially Owned Before the Offering(1)			Shares Beneficially Owned After the Offering(1)(2)
			Number of Shares Being Offered
Name of Selling Stockholder
	Number	Percent		Number	Percent
Special Situations Private Equity Fund, L.P. (3)	1,575,760	8.6	1,575,760	0	*
Special Situations Fund III, L.P. (4)	3,272,728	17.8	3,272,728	0	*
Winslow Hedge Fund, L.P. (5)	1,210,000	6.6	1,210,000	0	*
Jessie Smith Noyes Foundation (6)	304,000	1.7	304,000	0	*
Farrell Distributing Corporation Pension Plan (7)	304,000	1.7	304,000	0	*
North Sound Legacy Fund LLC (8)	36,364	*	36,364	0	*
North Sound Legacy Institutional Fund LLC (9)	327,272	1.8	327,272	0	*
North Sound Legacy International Ltd. (10)	545,455	3.0	545,455	0	*
Valor Capital Management, L.P. (11)	606,060	3.3	606,060	0	*
ProMed Partners, L.P. (12)	833,227	4.5	522,120	311,107	1.7
ProMed Offshore Fund, Ltd. (12)	132,538	*	83,940	48,598	*
David B. Musket (12)	771,923	4.2	200,000	571,923	3.1
Paul Scharfer (13)	272,523	1.5	200,000	0	*
Barry Kurokawa IRA FCC as Custodian (12)	516,031	2.8	60,608	455,423	2.5
Lorraine Schwarz CGM IRA Rollover Custodian (14)	60,608	*	60,608	0	*
Medcap Partners, L.P. (15)	606,060	3.3	606,060	0	*

*
Represents less than 1% of our common stock.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 18,337,969 shares of common stock outstanding as of December 8, 2003.

(2)
Assumes that each selling stockholder sells all shares registered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and each selling stockholder may decide not to sell his shares that are registered under this registration statement.

(3)
Includes 787,880 shares of common stock held by Special Situations Private Equity Fund, L.P., and 787,880 shares of common stock that Special Situations Private Equity Fund, L.P. has the right to acquire upon exercise of outstanding warrants. 393,940 shares subject to the warrants have an exercise price of $1.82 per share and 393,940 shares subject to the warrants have an exercise price of $2.48 per share.

(4)
Includes 1,636,364 shares of common stock held by Special Situations Fund III, L.P., and 1,636,364 shares of common stock that Special Situations Fund III, L.P. has the right to acquire upon exercise of outstanding warrants. 818,182 shares subject to the warrants have an exercise price of $1.82 per share and 818,182 shares subject to the warrants have an exercise price of $2.48 per share.

(5)
Includes 605,000 shares of common stock held by Winslow Hedge Fund, L.P., and 605,000 shares of common stock that Winslow Hedge Fund, L.P. has the right to acquire upon exercise of outstanding warrants. 302,500 shares subject to the warrants have an exercise price of $1.82 per share and 302,500 shares subject to the warrants have an exercise price of $2.48 per share.

(6)
Includes 152,000 shares of common stock held by Jessie Smith Noyes Foundation, and 152,000 shares of common stock that Jessie Smith Noyes Foundation has the right to acquire upon exercise of outstanding warrants. 76,000 shares subject to the warrants have an exercise price of $1.82 per share and 76,000 shares subject to the warrants have an exercise price of $2.48 per share.

(7)
Includes 152,000 shares of common stock held by Farrell Distributing Corporation Pension Plan, and 152,000 shares of common stock that Farrell Distributing Corporation Pension Plan has the right to acquire upon exercise of outstanding warrants. 76,000 shares subject to the warrants have an exercise price of $1.82 per share and 76,000 shares subject to the warrants have an exercise price of $2.48 per share.

(8)
Includes 18,182 shares of common stock held by North Sound Legacy Fund LLC, and 18,182 shares of common stock that North Sound Legacy Fund LLC has the right to acquire upon exercise of outstanding warrants. 9,091 shares subject to the warrants have an exercise price of $1.82 per share and 9,091 shares subject to the warrants have an exercise price of $2.48 per share.

(9)
Includes 163,636 shares of common stock held by North Sound Legacy Institutional Fund LLC, and 163,636 shares of common stock that North Sound Legacy Institutional Fund LLC has the right to acquire upon exercise of outstanding warrants. 81,818 shares subject to the warrants have an exercise price of $1.82 per share and 81,818 shares subject to the warrants have an exercise price of $2.48 per share.

(10)
Includes 272,727 shares of common stock held by North Sound Legacy International Ltd., and 272,728 shares of common stock that North Sound Legacy International Ltd. has the right to acquire upon exercise of outstanding warrants. 136,364 shares subject to the warrants have an exercise price of $1.82 per share and 136,364 shares subject to the warrants have an exercise price of $2.48 per share.

(11)
Includes 303,030 shares of common stock held by Valor Capital Management, L.P., and 303,030 shares of common stock that Valor Capital Management, L.P. has the right to acquire upon exercise of outstanding warrants. 151,515 shares subject to the warrants have an exercise price of $1.82 per share and 151,515 shares subject to the warrants have an exercise price of $2.48 per share.

(12)
Based on a Form 13G dated March 12, 2003, for the period ending December 31, 2002, filed by ProMed Partners, L.P., ProMed Offshore Fund, Ltd., ProMed Management, L.L.C., David B. Musket, and Barry Kurokawa, and including shares purchased by any of these persons in the private placement in December 2003, David B. Musket may be deemed to have beneficial ownership of 771,923 shares. Mr. Musket disclaims beneficial ownership of shares held by ProMed Partners, L.P. and ProMed Offshore Fund, Ltd. which represent the interests of other partners and furthermore disclaims beneficial ownership of shares reported by ProMed Management, L.L.C. which represent the interest of clients of an investment advisor for whom ProMed Management, L.L.C. acts as a subadvisor. Barry Kurokawa may be deemed to have beneficial ownership of 516,031 shares. Barry Kurokawa disclaims beneficial ownership of shares held by ProMed Partners, L.P. and ProMed Offshore Fund, Ltd. which represent the interests of other partners and furthermore disclaims beneficial ownership of shares reported by ProMed Management, L.L.C. which represent the interest of clients of an investment advisor for whom ProMed Management, L.L.C. acts as a subadvisor. ProMed Partners, L.P. is the record holder of 546,060 shares, and has the right to acquire an additional 287,167 shares upon the exercise of outstanding warrants,

  130,530 of which are at an exercise price of $1.82 per share, 26,107 of which are at an exercise price of $1.98 per share and 130,530 of which are at an exercise price of $2.48 per share. ProMed Offshore Fund, Ltd. is the record holder of 86,370 shares, and has the right to acquire an additional 46,168 shares upon the exercise of outstanding warrants, 20,985 of which are at an exercise price of $1.82 per share, 4,198 of which are at an exercise price of $1.98 per share and 20,985 of which are at an exercise price of $2.48 per share. ProMed Management, L.L.C. is the record holder of 329,400 shares. David B. Musket is the record holder of 255,500 shares, and has the right to acquire an additional 172,523 shares upon the exercise of outstanding warrants, 50,000 of which are an exercise price of $1.82 per share, 72,523 of which are at an exercise price of $1.98 per share, and 50,000 of which are at an exercise price of $2.48 per share. MRA Research Associates, of which David B. Musket is a principal, acted as placement agent in the private placement of the Company's shares in December 2003. Barry Kurokawa IRA FCC is the record holder of 83,804 shares, and has the right to acquire an additional 102,827 shares upon the exercise of outstanding warrants, 15,152 of which are at an exercise price of $1.82 per share, 72,523 of which are at an exercise price of $1.98 per share and 15,152 of which are at an exercise price of $2.48 per share.

(13)
Includes 100,000 shares of common stock held by Paul Scharfer, and 100,000 shares of common stock that Paul Scharfer has the right to acquire upon exercise of outstanding warrants. 50,000 shares subject to the warrants have an exercise price of $1.82 per share and 50,000 shares subject to the warrants have an exercise price of $2.48 per share.

(14)
Includes 30,304 shares of common stock held by Lorraine Schwarz CGM IRA, and 30,304 shares of common stock that Lorraine Schwarz CGM IRA has the right to acquire upon exercise of outstanding warrants. 15,152 shares subject to the warrants have an exercise price of $1.82 per share and 15,152 shares subject to the warrants have an exercise price of $2.48 per share.

(15)
Includes 303,030 shares of common stock held by Medcap Partners, L.P., and 303,030 shares of common stock that Medcap Partners, L.P. has the right to acquire upon exercise of outstanding warrants. 151,515 shares subject to the warrants have an exercise price of $1.82 per share and 151,515 shares subject to the warrants have an exercise price of $2.48 per share.

PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered by certain stockholders of Physiometrix or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of Physiometrix in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares on the Nasdaq SmallCap Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares may be sold, without limitation, by one or more of the following means of distribution:

  •
  a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  •
  an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  •
  in privately negotiated transactions.

        To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

        In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares, which shares such broker-dealer or other financial institution may resell or otherwise transfer pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge the shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

        Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders and/or purchasers of the shares (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above. Such broker-dealers and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities

Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be an underwriter under Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

        To comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any persons engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. Physiometrix will make copies of this prospectus available to the selling stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares. Physiometrix assumes no obligation to so deliver copies of this prospectus or any related prospectus supplement.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        The selling stockholders will be responsible for any fees, disbursements and expenses of any counsel for the selling stockholders. All other expenses incurred in connection with the registration of the shares, including printer's and accounting fees and the fees, disbursements and expenses of counsel for Physiometrix will be borne by us. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Physiometrix will indemnify the selling stockholders against claims arising out of any untrue statement of a material fact contained in this registration statement or any omission to state therein a material fact necessary in order to make the statement made therein not misleading.

        Physiometrix has undertaken to keep a registration statement of which this prospectus constitutes a part effective until the earlier of (i) the disposition of the securities offered hereby, (ii) two years measured from the effective date of this registration statement or (iii) until a selling stockholder can dispose all of the securities offered hereby under Rule 144 or some other exemption from registration under the Securities Act. After such period, if we choose not to maintain the effectiveness of the registration statement of which this prospectus constitutes a part, the securities issuable offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act of pursuant to an effective registration statement thereunder.

LEGAL MATTERS

        Certain legal matters relating to the validity of the securities offered by this prospectus will be passed upon for Physiometrix by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Christopher Mitchell, a director of Physiometrix, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

EXPERTS

        The financial statements of Physiometrix, Inc. appearing in Physiometrix, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy and document we file at the following Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Securities and Exchange Commission's World Wide Web site at http://www.sec.gov.

INCORPORATION BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

        We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete.

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

  •
  Our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

  •
  Our Proxy Statement filed with the Securities and Exchange Commission on April 30, 2003;

  •
  Our Current Report on Form 8-K dated December 3, 2003 filed with the Securities and Exchange Commission on December 3, 2003; and

  •
  The description of the Common Stock of the Registrant that is contained in the Registration Statement on 8-A filed pursuant to Section 12 of the Exchange Act that became effective on March 8, 1996, including any amendments or reports filed for the purpose of updating such description.

        We will provide to each person who so requests, including any beneficial owner to whom a prospectus is delivered, a copy of these filings. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      Daniel Muehl
      Vice President and Chief Financial Officer
      Physiometrix, Inc.
      Five Billerica Park
      101 Billerica Ave.
      N. Billerica, MA 01862
      (978) 670-2422

        Prospective investors may rely only on the information contained in this prospectus. Neither Physiometrix nor any selling stockholders has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

 PHYSIOMETRIX, INC.

9,914,975 Shares
Common Stock

PROSPECTUS

December 11, 2003

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other expenses of issuance and distribution

        The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$1,804.77
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$60,000.00
Printing Expenses	$5,000.00
Transfer Agent Fees	$2,500.00
Miscellaneous	$1,000.00
Total	$80,304.77

Item 15. Indemnification of directors and officers of Physiometrix

        Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Our bylaws provide for the mandatory indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law. Our bylaws also provide (i) that we may modify the scope of indemnification by individual contracts with our directors and officers, and (ii) that we shall not be required to indemnify any director or officer unless the indemnification is required by law, the proceeding in which indemnification is sought was authorized in advance by our board of directors, the indemnification is provided by us, in our sole discretion pursuant to powers vested in us under the General Corporation Law of Delaware or the indemnification is required by individual contract. In addition, our bylaws give us the power to indemnify our employees and agents to the maximum extent permitted by Delaware law.

        Our amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

        We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

Item 16. Exhibits

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description
4.1	Common Stock and Warrant Purchase Agreement dated December 2, 2003 (incorporated by reference to the Registrant's Current Report on Form 8-K filed on December 3, 2003).
4.2	Form of A Warrant
4.3	Form of B Warrant
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of Physiometrix, Inc. (see page II-4).

Item 17. Undertakings

(a)    The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (a)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

  (b)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (c)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)    The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933:

  (1)
  The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Billerica, State of Massachusetts, on December 11, 2003.

PHYSIOMETRIX, INC.
By:	/s/ JOHN WILLIAMS John A. Williams President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Williams and Daniel Muehl and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement on Form S-3 filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ JOHN A. WILLIAMS John A. Williams	President, Chief Executive Officer and Director (Principal Executive Officer)	December 11, 2003
/s/ DANIEL W. MUEHL Daniel W. Muehl	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 11, 2003
/s/ THOMAS BARUCH Thomas Baruch	Director	December 11, 2003
/s/ JAMES SAALFIELD James Saalfield	Director	December 11, 2003
/s/ CHRISTOPHER MITCHELL Christopher Mitchell	Director	December 11, 2003

EXHIBIT INDEX

Exhibit Number	Description
4.1	Common Stock and Warrant Purchase Agreement dated December 2, 2003 (incorporated by reference to the Registrant's Current Report on Form 8-K filed on December 3, 2003).
4.2	Form of A Warrant
4.3	Form of B Warrant
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of Physiometrix, Inc. (see page II-4).

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TABLE OF CONTENTS
PHYSIOMETRIX, INC.
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other expenses of issuance and distribution
  Item 15. Indemnification of directors and officers of Physiometrix
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX